EXECUTIVE EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered as of this 9th day of November, 2004 (the “Effective Date”) by and between TIER TECHNOLOGIES, INC. a California corporation (the “Company”), and JAMES WEAVER (the “Executive”).

RECITALS

        WHEREAS, the Executive has been and is currently employed by Company as Chairman of the Board and Chief Executive Officer; and

        WHEREAS, the Company and Executive wish to set forth the terms and conditions of Executive’s continued employment with the Company.

        NOW, THEREFORE, in consideration of the covenants, duties, terms, and conditions set forth in this Agreement, the parties agree as follows:

1.     Term. The term of this Executive’s employment under this Agreement shall commence as of October 1, 2004, and shall continue for thirty-six (36) months, unless earlier terminated pursuant to Section 9 (the “Term”).

2.     Duties. Executive shall serve as Chairman of the Board of Directors and Chief Executive Officer of the Company. During the Term, Executive shall be perform all duties and accept all responsibilities incident to and consistent with such position and other appropriate duties as may be assigned to Executive by the Company’s Board of Directors (“Board”) from time to time, including service as an officer, director, employee or consultant to the Company’s subsidiaries, affiliates and joint ventures.

3.     Service. During the Term, Executive agrees to use Executive’s best efforts to carry out the duties and responsibilities under Section 2, and to devote substantially all of Executive’s business time, attention and energy thereto. Executive further agrees not to work either on a part-time or independent contracting basis for any other business or enterprise during the Term without the prior written consent of the Board, which consent shall not be unreasonably withheld.

4.     Compensation.

      4.1    Base Salary.

               (a)     Initial. Commencing as of October 1, 2004, Executive shall receive an annual base salary (“Base Salary”) of Five Hundred Fifty Thousand Dollars ($550,000). The Base Salary shall be payable by the Company to the Executive in equal installments on the dates payments of salary are regularly made by the Company to its executive employees (but in any event no less than monthly).

               (b)     Base Salary Increases. Commencing on October 1, 2005 and continuing on each twelve (12) month anniversary thereafter, Executive’s performance shall be reviewed by the Board (or Compensation Committee) and Executive’s Base Salary may be increased accordingly.

          4.2     Incentive Compensation. In addition to the Base Salary, Executive shall be eligible to earn a cash bonus of up to one hundred ten percent (110%) of his Base Salary for each twelve-month period during the Term (“Annual Bonus”). The Incentive Compensation Plan adopted by the Compensation Committee on January 22, 2001 (effective on October 1, 2000 and amended October 1, 2003) sets forth a bonus schedule that provides the goals and targets, required for Executive to earn the Annual Bonus, including the achievement of certain development, approval, revenue and performance goals.

          4.3   Equity Incentive.

                  (a)     Executive shall be eligible to participate in the Company’s stock option plan, restricted stock plan and any similar existing or subsequently adopted plan (collectively, the “Plan”) pursuant to its terms. In addition to any existing options currently held by Executive and any discretionary grants made in the future by the Company, the Board will grant (or cause to be granted) options to the Executive on the Company’s Class B common stock (the “Common Stock”) as follows:

                          (i)     Initial Grant. Within thirty (30) days after October 1, 2004, Executive will receive an option to purchase one hundred fifty thousand (150,000) shares of Common Stock.

                         (ii)     Annual Grant. On each anniversary commencing October 1, 2005, the Board (or Compensation Committee) will review the Executive’s performance, and will consider additional option awards to Executive at a level consistent with the Executive’s role and responsibility within the Company.

                       (iii)     Option In-lieu of Cash Election. Executive may elect, in his sole discretion to participate in any program maintained from time to time by the Company which would allow Executive to receive all or any portion of the Annual Bonus or the Annual Increase in the form of fully vested stock options on the Company’s Common Stock. The number of options granted pursuant to such an election shall be determined by dividing (A) the aggregate amount of the foregone Annual Bonus and/or Annual Increase, as applicable, by (B) the value of an option on one share of Common Stock using a Black-Scholes methodology, consistent with the assumptions and methodology employed by the Company for financial reporting purposes. The Company shall coordinate with the Executive to ensure that any election made by the Executive to receive all or a portion of his Annual Bonus or the Annual Increase in the form of fully vested stock options on the Company’s Common Stock is made in a manner that there is no immediate income tax consequences to the Executive of such an election under the recently enacted tax rules applicable to such elections as set forth in the American Jobs Creation Act of 2004.

                   (b)     To the extent not inconsistent with the terms of this Agreement, all option grants provided for under the terms of this Agreement shall be made pursuant to the Plan using the Company’s standard stock option agreement. Unless otherwise required by law, the exercise price for each option shall equal the fair market value of the Company’s Common Stock as of the date of the grant.

5.     Benefits. During the Term, Executive shall be entitled to fully paid health care coverage (medical, dental, and hospitalization) for Executive and his immediate family. In addition, Executive shall be entitled to participate in all employee benefit plans and programs made available to the Company’s senior level executives as a group or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection and travel accident insurance. Executive shall be provided office space, technological devices and staff assistance appropriate for Executive’s position or desirable for the performance of his duties and responsibilities.

6.     Fringe Benefits and Perquisites.

6.1 During the Term, the Executive will be entitled to the following additional fringe benefits:

(a)     Company will furnish to the Executive a luxury automobile, reasonably selected by the Executive and appropriate and consistent with his position, and will pay all of the related expenses for gasoline, insurance, maintenance, and repairs.

(b)     Company will pay the initiation fee and the annual dues, assessments, and other membership charges of the Executive for membership in the country clubs and associations of the Executive’s choice that are used for business purposes.

(c)     Company shall provide to Executive, at the Company’s cost, all perquisites to which other senior executives of the Company are entitled to receive and such other perquisites which are suitable to the character of Executive’s position with the Company and adequate for the performance of his duties hereunder but not less than the level being provided on the date hereof to his predecessor as Chief Executive Officer except as otherwise required because of changes in law.

(d)     To the extent consistent with the Company’s past practice and as permitted by law, the Company shall not treat such amounts as income to Executive.

7.     Expenses. The Company shall pay or reimburse Executive for all reasonable travel (first class air on domestic flights, otherwise business class air, and first class hotel) and other expenses incurred by Executive in performing his duties under this Agreement in accordance with Company policy.

8.     Vacation; Sick and Personal Days. Executive shall be entitled to vacation and holidays in accordance with the Company’s normal personnel policies for senior level executives, but not less than four (4) weeks of vacation per calendar year.

9.     Termination of Employment.

9.1 Events of Termination. Upon the occurrence of any of the events described in this Section 9.1 during the Term of this Agreement, Executive’s employment hereunder shall terminate and Executive shall be entitled to the benefits provided in Section 9.2 hereof.

(a)     Death. Termination of Executive’s employment with the Company due to Executive’s death.

(b)     Disability. If, as a result of Executive’s incapacity due to physical or mental illness, injury or disability, Executive shall have been unable to substantially perform his material duties with the Company on a full-time basis for six (6) consecutive months, and thereafter Executive has not returned to full-time employment and resumed substantial performance of Executive’s material duties within thirty (30) days of Company’s delivery of a written notice to Executive of a demand for Executive to resume substantial performance of Executive’s material duties , the Company may terminate Executive’s employment for “Disability.”

(c)     Cause. The Company shall be entitled to terminate Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean Executive’s:

(i)     willful malfeasance with respect to the business and affairs of the Company, which remains uncured for thirty (30) days following Company’s written notice to Executive of such violation setting forth with reasonable specificity the basis of the willful malfeasance;

(ii)     willful neglect of duties (other than as a result of Disability) that has a material adverse effect on the business or affairs of the Company;

(iii)     conviction in connection with a felony or any misdemeanor involving dishonesty or moral turpitude that has a material adverse effect on the business or affairs of the Company; or

(iv)     conviction in connection with any fraud against the Company.

(d)     Good Reason. Executive may terminate his employment for “Good Reason” if there is or has been:

(i)     the assignment to Executive of any duties or responsibilities, or the reduction of Executive’s duties or responsibilities, either of which is substantially inconsistent with Executive’s position as Chairman and Chief Executive Officer of the Company or responsibilities in effect immediately prior to such assignment or reduction, or the removal of Executive from such position and responsibilities;

(ii)     a reduction by the Company in the Executive’s Base Salary, as in effect on the date of this Agreement or as the same may be increased from time-to-time, or reduction by the Company of Executive’s Annual Bonus eligibility, in either case without the Executive’s written consent;

(iii)     a material reduction by the Company in the kind or level of benefits to which Executive is entitled immediately prior to such reduction, without the Executive’s written consent;

(iv)     the permanent relocation of Executive or the Company’s executive headquarters to a location outside the greater Reston, Virginia area, without Executive’s written consent;

(v)     the violation of any material provision of this Agreement by Company, which remains uncured for thirty (30) days following Executive’s written notice to Company of such violation setting forth with reasonable specificity the basis of the violation, unless the grounds relied upon by Executive are determined by a court of competent jurisdiction not to be valid.

(vi)     Expiration of the Term of this Agreement without Company and Executive entering into an employment agreement concerning Executive’s continued employment after the Term.

(e)     If Executive voluntarily resigns from his position within 90 days of a Change of Control or is terminated without cause within twelve (12) months of a change of control. For purposes of this Agreement, a “Change in Control” of the Company means: a sale or other disposition of all or substantially all of the assets of the Company; a merger or consolidation in which the Company is not the surviving entity and in which the shareholders of the Company immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction; a reverse merger in which the Company is the surviving entity but the shares of the Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the shareholders of the Company immediately prior to such merger own less that fifty percent (50%) of the Company’s voting power immediately after the transaction; or any other capitalization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged.

9.2 Effect of Termination. On the last day of Executive’s Term, Company will pay Executive all accrued but unpaid Base Salary and all accrued but unused vacation through such date, based on Executive’s Base Salary then in effect, subject to payroll deductions and other withholdings as required by law. Executive is entitled to these payments regardless of whether or not he signs the Release, attached hereto as Exhibit A. Executive will not accrue any vacation after such date.

(a)     Death or Disability. Upon the termination of Executive’s employment as a result of his Disability or Death, Executive (or if applicable, Executive’s heirs, devisees, executors or other legal representatives) shall be entitled to receive:

(i)     not later than the fifth day following the termination, a lump sum in cash equal to the sum of (A) twenty-four (24) months of Base Salary, at the rate of Executive’s Base Salary on the date of termination, discounted to the then present value at a discount rate of five percent per annum applied to each future payment from the time it would have become payable; and (B) the maximum Annual Bonus Executive could have become eligible to receive during the year in which such termination occurs, pro-rated to the date of Executive’s date of Death or Disability discounted to the then present value at a discount rate of five percent per annum applied to each future payment from the time it would have become payable;

(ii)     all options to purchase stock or restricted stock awards granted by the Company pursuant to this Agreement, the Plan or otherwise, or any equivalent or similar rights which appreciate or tend to appreciate as the value of the Company’s stock appreciates, shall become immediately accelerated and fully vested and any restrictions on such options or equivalent or similar rights shall, to the extent permissible under applicable securities laws, fully lapse; and the Company shall endeavor to cause any restrictions on such options or equivalent or similar rights not lapsed by operation of this clause to so lapse; and

(iii)     continuation for a period of twenty-four (24) months following the date of termination, any and all health, dental, vision, life, dependent life, long-term disability, accidental death and dismemberment and other similar insurance plans existing on the date of Executive’s termination as if the Executive’s employment had not been terminated; provided that if any benefits may not be continued for such period under the terms of the applicable plan, the Company may arrange for substantially similar coverage or may reimburse Executive for the cost of any substantially similar coverage maintained by Executive. The Company shall “gross-up” payments to Executive for any income required to be imputed by virtue of providing the benefits set forth in the preceding sentence, such that the net economic result to Executive will be as if such benefits were provided on a tax-free basis; provided, further, that such benefits shall terminate at such time as the Executive commences full-time employment.

(b)     For Cause. Upon termination of Executive’s employment for Cause, the Company shall pay Executive his full Base Salary and other benefits to which he is entitled, through the date of termination at the rate then in effect, and the Company shall have no further obligations to him under this Agreement.

(c)     Without Cause or For Good Reason. Upon termination of Executive’s employment (a) by the Company other than for Cause, Death or Disability, or (b) by Executive for Good Reason, then Executive shall be entitled to the following benefits:

(i)     the Company shall pay Executive, not later than the fifth day following the termination, a lump sum in cash equal to the sum of (i) thirty (30) months (the “Severance Period”) of Base Salary, at the rate of Executive’s Base Salary on the date of termination, discounted to the then present value at a discount rate of five percent per annum applied to each future payment from the time it would have become payable; and (ii) the Annual Bonus Executive would have been eligible to receive during the Severance Period, calculated by taking the average of the Executive’s Annual Bonus during the two years preceding the termination, but in no event less than $500,000, discounted to the then present value at a discount rate of five percent per annum applied to each future payment from the time it would have become payable;

(ii)     any options to purchase stock or restricted stock awards granted by the Company pursuant to this Agreement, the Plan or otherwise, or any equivalent or similar rights which appreciate or tend to appreciate as the value of the Company’s stock appreciates, shall become immediately accelerated and fully vested and any restrictions on such options or equivalent or similar rights shall, to the extent permissible under applicable securities laws, fully lapse; and the Company shall endeavor to cause any restrictions on such options or equivalent or similar rights not lapsed by operation of this clause to so lapse;

(iii)     continuation during the Severance Period of any and all health, dental, vision, life, dependent life, long-term disability, accidental death and dismemberment and other similar insurance plans existing on the date of Executive’s termination as if the Executive’s employment had not been terminated; provided that if any benefits may not be continued for such period under the terms of the applicable plan, the Company may arrange for substantially similar coverage or may reimburse Executive for the cost of any substantially similar coverage maintained by Executive. The Company shall “gross-up” payments to Executive for any income required to be imputed by virtue of providing the benefits set forth in the preceding sentence, such that the net economic result to Executive will be as if such benefits were provided on a tax-free basis; provided, further, that such benefits shall terminate at such time as the Executive commences full-time employment;

(iv)     from and after the Company’s obligations under Section 9.2(c)(iii) above expires, Executive and his Spouse may elect to continue to participate in the health, medical and dental plans of the Company (as they may be amended from time to time, the “Company Health Plans”) for the remainder of their respective lives on the terms and conditions of this Section 9.2(c)(iv) and of such plans. Each child of Executive shall continue to be an eligible dependent of Executive for purposes of the Company Health Plans until such time as such child attains age twenty-one (21). If Executive or any member of his family is not eligible to participate in one or more of the Company Health Plans, the Company will procure equivalent coverage (as measured as of the date such individual is determined to be ineligible to participate in such plan) for the ineligible persons under a replacement plan, with no gap in coverage. Premiums associated with Executive and his family’s participation in the Company Health Plans or such replacement plans pursuant to this Section 9.2(c)(iv) shall be borne by Executive, at the rates paid by or charged to other senior level Company executives from time to time. Executive acknowledges that nothing herein shall obligate the Company to continue any specific benefit plan. For purposes of this Section 9.2(c)(iv), “Spouse” means Employee’s wife as of the Effective Date for so long as Employee and such wife remain legally married; and

(v)     Executive shall be entitled to retain his complete home computer network and all Company-sponsored equipment located in his home or in any of his offices or other places of business in service at the end of Executive’s Term, including voice, data and mobility equipment, except to the extent that any such equipment is solely part of an airtime or bandwidth contract which cannot be assigned or transferred.

(d)     Change of Control. Upon termination of the Executive’s employment as a result of a Change of Control, Executive shall be entitled to receive the following benefits:

(i)     the Company shall pay Executive, not later than the fifth day following the termination, a lump sum in cash equal to the sum of (i) thirty-six (36) months (the “Change of Control Severance Period”) of Base Salary, at the rate of Executive’s Base Salary on the date of termination, discounted to the then present value at a discount rate of five percent per annum applied to each future payment from the time it would have become payable; and (ii) the Annual Bonus Executive would have been eligible to receive during the Change in Control Severance Period, calculated by taking the average of the Executive’s Annual Bonus during the two years preceding the termination, but in no event less than $500,000, discounted to the then present value at a discount rate of five percent per annum applied to each future payment from the time it would have become payable;

(ii)     any options to purchase stock or restricted stock awards granted by the Company pursuant to this Agreement, the Plan or otherwise, or any equivalent or similar rights which appreciate or tend to appreciate as the value of the Company’s stock appreciates, shall become immediately accelerated and fully vested and any restrictions on such options or equivalent or similar rights shall, to the extent permissible under applicable securities laws, fully lapse; and the Company shall endeavor to cause any restrictions on such options or equivalent or similar rights not lapsed by operation of this clause to so lapse;

(iii)     continuation during the Change in Control Severance Period of any and all health, dental, vision, life, dependent life, long-term disability, accidental death and dismemberment and other similar insurance plans existing on the date of Executive’s termination as if the Executive’s employment had not been terminated; provided that if any benefits may not be continued for such period under the terms of the applicable plan, the Company may arrange for substantially similar coverage or may reimburse Executive for the cost of any substantially similar coverage maintained by Executive. The Company shall “gross-up” payments to Executive for any income required to be imputed by virtue of providing the benefits set forth in the preceding sentence, such that the net economic result to Executive will be as if such benefits were provided on a tax-free basis; provided, further, that such benefits shall terminate at such time as the Executive commences full-time employment;

(iv)     from and after the Company’s obligations under Section 9.2(d)(iii) above expires, Executive and his Spouse may elect to continue to participate in the Company Health Plans for the remainder of their respective lives on the terms and conditions of this Section 9.2(d)(iv) and of such plans. Each child of Executive shall continue to be an eligible dependent of Executive for purposes of the Company Health Plans until such time as such child attains age twenty-one (21). If Executive or any member of his family is not eligible to participate in one or more of the Company Health Plans, the Company will procure equivalent coverage (as measured as of the date such individual is determined to be ineligible to participate in such plan) for the ineligible persons under a replacement plan, with no gap in coverage. Premiums associated with Executive and his family’s participation in the Company Health Plans or such replacement plans pursuant to this Section 9.2(d)(iv) shall be borne by Executive, at the rates paid by or charged to other senior level Company executives from time to time. Executive acknowledges that nothing herein shall obligate the Company to continue any specific benefit plan. For purposes of this Section 9.2(d)(iv), “Spouse” means Employee’s wife as of the Effective Date for so long as Employee and such wife remain legally married; and

(v)     Executive shall be entitled to retain his complete home computer network and all Company-sponsored equipment located in his home or in any of his offices or other places of business in service at the end of Executive’s Term, including voice, data and mobility equipment, except to the extent that any such equipment is solely part of an airtime or bandwidth contract which cannot be assigned or transferred.

9.3 No Mitigation Required. The Executive shall not be required in any way to mitigate the amount of any payment provided for in this Section 9, including, but not limited to, by seeking other employment, nor shall the amount of any payment provided for in this Section 9 be reduced by any compensation earned by the Executive as the result of employment with another employer after the termination date of employment, or otherwise. Except as set forth in this Section 9, following a termination governed by this Section 9, the Executive shall not be entitled to any other compensation or benefits set forth in this Agreement, except as may be separately negotiated by the parties and approved by the Board of Directors of the Company in writing in conjunction with the termination of Executive’s employment under this Section 9.

9.4 Release. In the event of termination of Executive’s employment pursuant to Section 9.1(c), Executive and Company shall each deliver to the other a signed release (the “Release”) in the form attached hereto and incorporated herein as Exhibit A. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Company’s standard form of proprietary information and inventions agreement.

10.     Opportunity For Review.

10.1 Executive acknowledges that Executive has read and fully understands the Release of claims detailed in Exhibit A and represents that, prior to signing this Release, Executive has been advised to, and has had an opportunity to, consult with independent counsel with respect to this Release and Executive accepts the terms of this Release freely and voluntarily. Executive understands that Executive has been given twenty-one (21) days to review this Release before signing it and that if Executive fails to execute this Release and return it to the Company within the time frame provided, the Company shall have no obligation to enter into this Release and that the date of termination of Executive’s employment with the Company shall be unaltered. In the event that Executive and the Company engage in negotiations regarding the terms and conditions of this Release, Executive hereby acknowledges that Executive will only be entitled to such original twenty-one (21) day period to review this Release.

10.2 This Release shall be effective and enforceable on the eighth (8th) day after execution and delivery to the Company by Executive (the “Release”) set forth as Exhibit A. The parties understand and agree that Executive may revoke this Release after having executed and delivered it to the Company by so advising the Company in writing no later than 11:59 p.m. PST on the seventh (7th) day after Executive’s execution and delivery of this Release to the Company. If Executive revokes this Release, it shall not be effective or enforceable and Executive shall not receive any payment or benefits under this Release. The Company may not revoke this Release or the offer of this Release.

11.     Confidential Information; Non Disparagement.

11.1 Confidential Information. Executive recognizes and acknowledges that by reason of Executive’s employment by and service to the Company before, during and, if applicable, after the Term, Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to herein as “Proprietary Information”). Executive acknowledges that such Proprietary Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive’s employment use any Proprietary Information or divulge or disclose any Proprietary Information to any person, firm or corporation except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Proprietary Information or divulge or disclose any Proprietary Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Proprietary Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s employment shall remain the property of the Company. Unless expressly authorized in writing by the Company, Executive shall not remove any written Proprietary Information from the Company’s premises, except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Proprietary Information. Upon termination of Executive’s employment, the Executive agrees to immediately return to the Company all written Proprietary Information (including, without limitation, in any computer or other electronic format) in Executive’s possession.

11.2 Non-Disparagement. Executive, on the one hand, and the Company, on the other hand, agree not to, directly or indirectly, disparage the other or to make any public statement (including a private statement reasonably likely to be repeated publicly) reflecting adversely on the other such party, except as required by applicable law. The Company agrees to cause their respective officers and directors to comply with the foregoing sentence. The Company agrees to provide written notice of this Section 11.2 to each of their respective directors (and notice by e-mail shall be adequate for this purpose). Notwithstanding the forgoing, nothing in this Section 11.2 shall prevent any person from making any truthful statement to the extent (i) necessary in connection with any litigation involving this Release, including, but not limited to, the enforcement of this Release or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body with apparent jurisdiction or authority to order or require such person to disclose or make accessible such information.

12.     Mandatory Mediation and Mandatory Arbitration. If a dispute arises between Company and Executive concerning this Agreement, or in any way relating to Executive’s employment by the Company and/or the termination thereof, the disputed matter shall first be submitted to mandatory mediation, such mediation to be conducted in the City of Reston, Virginia pursuant to the then-current rules of the Judicial Arbitration and Mediation Services (“JAMS”) by a mediator affiliated with JAMS, or by such other mediator as is mutually agreeable to the parties. If the mediation does not successfully resolve such dispute, then the dispute shall be submitted to mandatory, final, and binding arbitration in the City of Reston, Virginia in accordance with the employment arbitration rules of the American Arbitration Association (“AAA Rules”). Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the disputed matter. The arbitrators shall apply the law of the State of California in making any determination hereunder. Notwithstanding anything to the contrary which may now or hereafter be contained in the AAA Rules, the parties agree any such arbitration shall be conducted before a panel of three arbitrators, who shall be compensated for their services at a rate to be determined by the American Arbitration Association in the event the parties are not able to agree upon their rate of compensation. Each party shall have the right to appoint one arbitrator (to be appointed within twenty days of the notice of a dispute to be resolved by arbitration hereunder), and the two arbitrators so chosen shall mutually agree upon the selection of the third, impartial arbitrator. The majority decision of the arbitrators will be final and conclusive upon the parties hereto. The parties hereby acknowledge and agree that final and binding arbitration shall be the sole and exclusive means of resolving any such dispute, that they waive all rights to a civil court action, and that the dispute shall be fully and finally resolved by the arbitrators and shall not be resolved by a jury or a court. Notwithstanding the above, Executive acknowledges that a violation of Section 11 of this Agreement (Confidential Information; Non-Disparagement) would inflict irreparable harm upon the Company and that the Company shall therefore be entitled, in addition to its other rights and remedies to enforce, by injunction or decree of specific performance the obligations of Executive set forth in this 12.

13.     Taxes; Withholdings. All compensation payable by the Company to the Executive under this Agreement which is or may become subject to withholding under the Internal Revenue Code or other pertinent provisions of laws or regulation shall be reduced for all applicable income and/or employment taxes required to be withheld on behalf of Executive.

14.     Excise Tax Gross Up. In the event that any Severance Benefits paid or payable to the Executive or for his benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with Company or a change in ownership or effective control of Company or of a substantial portion of its assets (a “Payment” or “Payments”) would be subject to any federal excise tax or constitute an excess parachute payment within the meaning of section 280(G) of the Internal Revenue Code (collectively an “Excise Tax”), then the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest, penalties, additional tax, or similar items imposed with respect thereto and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

14.1 An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of that Gross-Up Payment will be made at Company’s expense by an accounting firm selected by the Executive and reasonably acceptable to Company. The accounting firm will provide its determination, together with detailed supporting calculations and documentation, to Company and the Executive within 10 days after the Date of Termination, or such other time as requested by Company or by the Executive, and if the accounting firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it will furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within 10 days after the accounting firm delivers its determination to the Executive, the Executive will have the right to dispute the determination. The Gross-Up Payment, if any, as determined pursuant to this Subsection 14.1 will be paid by Company to the Executive within five days of the receipt of the accounting firm’s determination. The existence of a dispute will not in any way affect the Executive’s right to receive the Gross-Up Payment in accordance with the determination. If there is no dispute, the determination will be binding, final, and conclusive upon Company and the Executive. If there is a dispute, then Company and the Executive will together select a second accounting firm, which will review the determination and the Executive’s basis for the dispute and then will render its own determination, which will be binding, final, and conclusive on Company and on the Executive. Company will bear all costs associated with that determination, unless the determination is not greater than the initial determination, in which case all such costs will be borne by the Executive.

14.2 The value of any non-cash benefits or any deferred payment or benefit paid or payable to the Executive will be determined in accordance with the principles of the Internal Revenue Code paragraphs 280G(d)(3) and (4). For purposes of determining the amount of the Gross-Up Payment, the Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and applicable state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination, net of the maximum reduction in federal income taxes that would be obtained from deduction of those state and local taxes.

14.3 Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the accounting firm’s determination, an Excise Tax will be imposed on any Payment or Payments, Company will pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that Company has actually withheld from the Payment or Payments in accordance with law.

15.     Press Release. The Company shall consult with Executive with respect to the language to be used in any press release concerning the subject matter of this Agreement.

16.     Notices. Written notices required by this Agreement shall be sent to Company or Executive by certified mail, with a return receipt requested, to Company’s registered address and to Executive’s last shown address on Company’s records, respectively. Such notice shall be deemed to be delivered two days after mailing.

If to Company: Tier Technologies, Inc. 10780 Parkridge Blvd., Suite 400 Reston,VA 20191 Attention: General Counsel

If to Executive: James Weaver 3102 Wheatland Farms Court Oakton, VA 22124

17.     Complete Agreement. Except to the extent the executive severance and change in control benefits agreement between Company and Executive, dated September 1, 2001 provides superior non-duplicative benefits or payments, this Agreement contains the full and complete understanding of the parties concerning the subject matter of this Agreements and supersedes all prior representations, promises, agreements, and warranties, whether oral or written.

18.     Governing Law. This Agreement shall be governed by and interpreted according to the laws of the State of Virginia.

19.     Binding Effect. With respect to the Company, this Agreement shall inure to the benefit of and be binding upon any successors or assigns of Company. With respect to Executive, this Agreement shall not be assignable but shall inure to the benefit of estate of Executive or his legal successor upon death or disability.

20.     Captions. The captions of the various sections of this Agreement are inserted only for convenience and shall not be considered in construing this Agreement.

21.     Modification. This Agreement can be modified, amended, or any of its terms waived only by a writing signed by both parties.

22.     Severability. If any provision of this Agreement shall be held invalid, illegal, or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect, and the invalid, illegal, or unenforceable provision shall be limited or eliminated only to the extent necessary to remove such invalidity, illegality, or unenforceability in accordance with the applicable law at that time.

23.     Attorneys’ Fees. Without limiting the provisions of Section 12, if either party institutes mediation or arbitration proceedings pursuant to Section 12 or an action to enforce the terms of this Agreement, the prevailing party in such proceeding or action shall be entitled to recover reasonable attorneys’ fees, costs, and expenses. In addition, the Company shall reimburse Executive for attorney’s fees incurred by Executive in connection with the review, negotiation and execution of this Agreement, not to exceed $15,000.

24.     Remedies. No remedy made available to Company by any of the provisions of this Agreement is intended to be exclusive of any other remedy. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder as well as those remedies existing at law, in equity, by statute, or otherwise.

[Signature page follows]

        IN WITNESS WHEREOF, this Agreement has been executed as of the date specified in the first paragraph.

Company:

TIER TECHNOLOGIES, a California corporation By: ___________________________________ _________________, _________________ [position] Executive: ______________________________________ James Weaver

EXHIBIT A

RELEASE

        Certain capitalized terms in this Release are defined in the Executive Employment and Severance Benefits Agreement (the “Agreement”) which I have executed and of which this Release is a part.

        I hereby confirm my obligations under the written proprietary information and inventions agreement I previously entered with the Company.

        In consideration of the payments and other accommodations and benefits set forth in my Executive Employment Agreement, the Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Employee Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and its respective subsidiaries, affiliates, divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Company Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular, but without limitation, including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which Employee Releasors had, now have, or may have or claim to have in the future against each or any of the Company Releasees by reason of any matter, cause or thing occurring, done or omitted to be done from prior to and until of the execution of this Release relating to the Executive’s employment with, or service on the Board of Directors of, the Company and each of its subsidiaries and affiliates, Executive’s service on the Board of Directors of, or service with respect to any of its subsidiaries and affiliates, or the termination thereof, or any other matter or otherwise related to the Company Releasees; provided, however, that nothing herein shall release the Company from its obligations under this Release, any agreement or arrangement to which Executive is a party to or as to which Executive is a beneficiary and which is specifically referred to herein and which survives pursuant to this Release, or under any plans or programs of the Company (as the same may be modified by the provisions hereof) or impair the right or ability of Executive to enforce such obligations.

        The Company, on behalf of itself and its subsidiaries, affiliates, divisions, successors, assigns, officers, directors, agents, partners and current and former employees (collectively, the “Company Releasors”), agrees to and does hereby irrevocably and unconditionally release, acquit and forever discharge Executive, and his heirs, executors, administrators, representatives, trusts, partners, agents, family members, successors and assigns, including, without limitation, all persons or entities acting by, through, under or in concert with any of them, (hereinafter collectively referred to as the “Employee Releasees”), with respect to and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any kind whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law, which the Company Releasors had, now have, or may have or claim to have in the future against each or any of the Employee Releasees by reason of any matter, course or thing occurring, done or omitted to be done from the beginning of the world until the date of execution of this Release relating to the Employee’s employment with, or service on the Board of Directors of, the Company and each of its subsidiaries and affiliates, Employee’s service on the Board of Directors of, or service with respect to its subsidiaries and affiliates, or the termination thereof, or any other matter or otherwise related to the Employee Releasees; provided, however, that nothing herein shall release Executive from the obligations or restrictions arising under or referred to or described in Section 11 the Employment Agreement dated October 9, 2004.

        I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.

        I further acknowledge that I have been advised of this by writing, as required by the ADEA : (a) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (b) I have the right to consult with an attorney prior to executing this Release; and that if I am 40 or older on the date I execute this Release, (c) I have twenty-one (21) days to consider this Release (although I may chose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this Release to revoke the Release; and (e) this Release shall not be effective until the date upon which the Revocation period has expired, which shall be the eighth day after this Release is executed by me.

[Signature page follows]

IN WITNESS WHEREOF, this Release has been executed as of this [ ] day of ________, 20__.

Company:

TIER TECHNOLOGIES, a California corporation By: ___________________________________ _________________, _________________ [position] Executive: ______________________________________ James Weaver